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                                                                    EXHIBIT 99.1

(JOHN Q. HAMMONS LOGO)                                     FOR IMMEDIATE RELEASE

Contact:  Scott Tarwater                  Kelly Campbell
          John Q. Hammons Hotels, Inc.    Publicis Dialog for John Q. Hammons
                                          Hotels, Inc.
          (417) 873-3591                  (972) 628-7738
          scott.tarwater@jqh.com          kelly.campbell@publicis-usa.com


              JOHN Q. HAMMONS HOTELS SPECIAL COMMITTEE RESPONDS TO
                           BARCELO CRESTLINE PROPOSAL


SPRINGFIELD, MO. - DECEMBER 7 2004 - John Q. Hammons Hotels, Inc. (AMEX: JQH) announced today that its Special Committee reported to the Board of Directors that it cannot support Barcelo Crestline's offer to acquire the Company's Class A shares for $13 per share.

Commenting on the Committee's action, its Chairman, David Sullivan, said, "With the assistance of our financial and legal advisors, we have concluded that $13 per share is an unacceptable price. We also believe that there are a number of deficiencies in the agreement Barcelo has proposed entering into with Mr. Hammons. That being said, we are open to continuing negotiations with Barcelo Crestline to see if we can arrive at a transaction that is fair to our stockholders."

The Company announced that the Special Committee has received a proposal from another party that also would involve a change in control. However, this offer would not require Class A stockholders to sell their shares unless they so choose. Mr. Sullivan commented, "We have established a process to provide a reasonable opportunity for these, and any other, bona fide interested parties to communicate to us any transaction that there is a reason for believing could be consummated.

"Our Committee plans to meet as needed to respond to further submissions regarding these proposals and any other viable alternatives presented and to move the process along in a prompt manner. We believe the process we have established will help us ensure the only transaction that will occur with our Committee's recommendation will be one that is the result of a fair process and results in a fair price to the Class A stockholders. We also will modify or accelerate our process if we believe that these actions will result in a more favorable outcome for the Class A stockholders."

ABOUT JOHN Q. HAMMONS HOTELS, INC.

John Q. Hammons Hotels, Inc. is a leading independent owner and manager of affordable upscale, full service hotels located primarily in key secondary markets. The Company owns 46 hotels located in 20 states, containing 11,370 guest rooms or suites, and manages 14 additional hotels located in seven states containing 3,158 guest rooms or suites. The majority of these 60 hotels operate under the Embassy Suites, Holiday Inn and Marriott trade names. Most of the hotels are located near a state capitol, university, convention center, corporate headquarters, office park or other stable demand generator. Additional information is available at the Company's Web site: http://wwwjqhhotels.com.


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